WORKDAY, INC.
COMPENSATION RECOVERY POLICY
(Adopted and approved on September 7, 2023, and effective as of October 2, 2023)
As part of its commitment to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations, the Board has adopted this Policy. This Policy is designed to comply with the applicable rules of the Exchange and Rule 10D-1 of the Exchange Act and explains when the Company will be required to seek recovery of certain incentive-based compensation awarded or paid to specified current and former Executive Officers. Capitalized terms are defined in Section 14.
1.Administration
This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. The Committee may retain, at the Company’s expense, outside legal counsel and such compensation, tax, or other consultants as it may determine are advisable for purpose of administering this Policy.
2.Triggering Event
Subject to and in accordance with the provisions of this Policy, if there is a Triggering Event, the Committee will seek to recover, reasonably promptly, the Recoupment Amount from a Covered Person. Such recovery, in the case of a Triggering Event, will be made without regard to any individual knowledge or responsibility related to the Triggering Event.
3.Calculation of Recoupment Amount
The Recoupment Amount will be calculated in accordance with the Final Rules, as provided in the Calculation Guidelines attached hereto as Exhibit A
4.Method of Recoupment
Subject to compliance with the Final Rules and applicable law, the Committee will determine, in its sole discretion, the method for recouping the Recoupment Amount hereunder which may include, without limitation:
i.Requiring reimbursement or forfeiture of the pre-tax amount cash Incentive-Based Compensation previously paid;

ii.Offsetting the Recoupment Amount from any compensation otherwise owed by the Company to the Covered Person, including without limitation, any prior cash incentive payments, executive retirement benefits, wages, equity grants, or other amounts payable by the Company to Covered Person in the future;

iii.Seeking recovery of any gain realized on the vesting, exercise, settlement, cash sale, transfer, or other disposition of any equity-based awards; and/or

iv.Taking any other remedial and recovery action permitted by law, as determined by the Committee.

5.Disclosure Requirements
The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings.
6.Arbitration
Any dispute, claim, or controversy arising out of or relating to this Policy shall be referred to and finally determined by arbitration, in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Any award shall be final and binding on the parties and judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.
The Tribunal will consist of one neutral arbitrator, to be agreed on by the parties within fourteen (14) days of the date of the Commencement Letter. If the parties fail to agree on the identity of the arbitrator within the relevant time frame, the arbitrator shall be appointed by JAMS. The place of arbitration will be Alameda County, CA. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.
To the fullest extent permitted by law, no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in a Covered Person’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.
SUBJECT TO THE ABOVE PROVISO, ANY RIGHTS THAT A COVERED PERSON MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS ARE WAIVED. ANY RIGHTS THAT A COVERED PERSON MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN SUCH COVERED PERSON AND THE COMPANY ARE WAIVED.
A Covered Person is not restricted from filing administrative claims that may be brought before any government agency where, as a matter of law, such Covered Person’s ability to file such claims may not be restricted. However, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

This clause is governed by the Federal Arbitration Act, including its procedural provisions for compelling arbitration. If, for any reason, any term of this clause is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable.
7.Impracticability
The Committee must cause the Company to recover the Recoupment Amount unless the Committee shall have previously determined in good faith that recovery is impracticable and one of the following conditions is met:
i.The direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered; before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange; or

ii.Where recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

8.Non-Exclusivity
The Committee intends that this Policy will be applied to the fullest extent of the law. Without limitation to any broader or alternate clawback that may apply to a Covered Person, (i) the Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy, and (ii) this Policy will nonetheless apply to Incentive-Based Compensation as required by the Final Rules, whether or not specifically referenced in those arrangements. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any other Company policy, employment agreement, equity award agreement, or similar agreement and any other legal remedies or regulations available or applicable to the Company (including SOX 304). If recovery is required under both this Policy and any other policy, agreement, or other legal remedy or regulation, any amounts recovered pursuant to such alternate method may be credited toward the amount recovered under this Policy, or vice versa.

9.No Indemnification
The Company shall not indemnify any Covered Persons against (i) the loss of erroneously awarded Incentive-Based Compensation or any adverse tax consequences associated with any incorrectly awarded Incentive-Based Compensation or any recoupment hereunder, or (ii) any claims relating to the Company enforcement of its rights under this Policy. For the avoidance of doubt, this prohibition on indemnification will also prohibit the Company from reimbursing or paying any premium or payment of any third-party insurance policy to fund potential recovery obligations obtained by the Covered Person directly. No Covered Person will seek or retain any such prohibited indemnification or reimbursement.
Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any erroneously awarded Incentive-Based Compensation, and this Policy shall supersede any such agreement (whether entered into before, on, or after the Effective Date).
10.Covered Person Acknowledgement and Agreement
All Covered Persons subject to this Policy must acknowledge their understanding of, and agreement to comply with, the Policy by executing the certification attached hereto as Exhibit B. Notwithstanding the foregoing, this Policy will apply to Covered Persons whether or not they execute such certification.
11.Successors
This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators, or other legal representatives and shall inure to the benefit of any successor to the Company.
12.Interpretation of Policy
To the extent there is any ambiguity between this Policy and the Final Rules, this Policy shall be interpreted so that it complies with the Final Rules. If any provision of this Policy, or the application of such provision to any Covered Person or circumstance, shall be held invalid, the remainder of this Policy, or the application of such provision to Covered Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
Any determination under this Policy by the Committee shall be conclusive and binding on the applicable Covered Person. Determinations of the Committee need not be uniform with respect to Covered Persons or from one payment or grant to another.
13.Amendments; Termination
The Committee may make any amendments to this Policy as required under applicable law, rules, and regulations, or as otherwise determined by the Committee in its sole discretion.
The Committee may terminate this Policy at any time.

14.Definitions
“Board” means the Board of Directors of the Company.
“Clawback Period” means the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, the Committee, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that the Company is required to prepare an accounting restatement as described in this Policy; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in this Policy. The “Clawback Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.
“Committee” means the Compensation Committee of the Board, or in the absence of a committee of independent directors responsible for executive compensation decisions, a majority of the independent directors serving on the Board.
“Company” means Workday, Inc., a Delaware corporation, or any successor corporation.
“Covered Person” means any person who is, or was at any time during the Clawback Period, an Executive Officer of the Company; provided that the Committee may identify additional employees who shall be treated as Covered Persons for the purposes of this Policy with prospective effect, in accordance with the Final Rules. For the avoidance of doubt, a Covered Person may include a former Executive Officer that left the Company, retired, or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Clawback Period.
“Effective Date” means October 2, 2023.
“Executive Officer” means any executive officer of the Company, including, but not limited to, those persons who are or have been determined to be “officers” of the Company within the meaning of Section 16 of Rule 16a‑1(f) of the rules promulgated under the Exchange Act, and “executive officers” of the Company within the meaning of Item 401(b) of Regulation S-K, Rule 3b‑7 promulgated under the Exchange Act, and Rule 405 promulgated under the Securities Act of 1933, as amended.
“Exchange” means the Nasdaq Global Select Market or any other national securities exchange or national securities association in the United States on which the Company has listed its securities for trading.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Final Rules” means the final rules promulgated by the SEC under Section 954 of the Dodd-Frank Act, Rule 10D-1, and Exchange listing standards, as may be amended from time to time.

“Financial Reporting Measure” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and TSR are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of any Financial Reporting Measure.
“Policy” means this Compensation Recovery Policy.
Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the relevant Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, irrespective of whether the payment or grant occurs on a later date or if there are additional vesting or payment requirements, such as time-based vesting or certification or approval by the Compensation Committee or Board, that have not yet been satisfied.
“Recoupment Amount” means the amount of any Incentive-Based Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Clawback Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the restatement. For the avoidance of doubt Recoupment Amount does not include any Incentive-Based Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of an Executive Officer, (ii) who did not serve as an Executive Officer at any time during the performance period for that Incentive-Based Compensation, (iii) during any period the Company did not have a class of its securities listed on a national securities exchange or a national securities association, or (iv) prior to the Effective Date.
“SARs” means stock appreciation rights.
“SEC” means the U.S. Securities and Exchange Commission.
“SOX 304” means Section 304 of the Sarbanes-Oxley Act of 2002.
“Triggering Event” means any event in which the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).
“TSR” means total stockholder return.

EXHIBIT A
Calculation Guidelines
For purposes of calculating the Recoupment Amount:
i.For cash awards, the erroneously awarded compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was received and the amount that should have been received applying the restated Financial Reporting Measure.

ii.For cash awards paid from bonus pools, the erroneously awarded compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

iii.For equity awards, if the shares, options, restricted stock units, or SARs are still held at the time of recovery, the erroneously awarded compensation is the number of such securities received in excess of the number that should have been received applying the restated Financial Reporting Measure (or the value of that excess number). If the options or SARs have been exercised, but the underlying shares have not been sold, the erroneously awarded compensation is the number of shares underlying the excess options or SARs (or the value thereof). If the underlying shares have been sold, the Company may recoup proceeds received from the sale of shares.

iv.For Incentive-Based Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:

a.The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received; and

b.The Company must maintain documentation of the determination of that reasonable estimate and the Company must provide such documentation to the Exchange in all cases.

EXHIBIT B
Certification
I certify that:
1.I have read and understand Workday, Inc.’s (the “Company”) Compensation Recovery Policy (the “Policy”). I understand that the Chief Legal Officer is available to answer any questions I have regarding the Policy.
2.I understand that the Policy applies to all of my existing and future compensation-related agreements with the Company, whether or not explicitly stated therein.
3.I agree that notwithstanding the Company’s certificate of incorporation, bylaws, and any agreement I have with the Company, including any indemnity agreement I have with the Company, I will not be entitled to, and will not seek indemnification from the Company for, any amounts recovered or recoverable by the Company in accordance with the Policy.
4.I understand and agree that in the event of a conflict between the Policy and the foregoing agreements and understandings on the one hand, and any prior, existing, or future agreement, arrangement, or understanding, whether oral or written, with respect to the subject matter of the Policy and this Certification, on the other hand, the terms of the Policy and this Certification shall control, and the terms of this Certification shall supersede any provision of such an agreement, arrangement, or understanding to the extent of such conflict with respect to the subject matter of the Policy and this Certification.
5.I agree to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded Incentive-Based Compensation to the Company to the extent required by, and in a manner permitted by, the Policy and as may be determined by the Committee.

Signature:

Name:

Title:

Date: